Walmart Reports Third Quarter Results

•Strong revenue growth of 5.5% with operating income growing faster at 8.2% •eCommerce up 27% globally •GAAP EPS of $0.57; Adjusted EPS of $0.58[1] •Company raises guidance for FY25

BENTONVILLE, Ark., November 19, 2024 – Walmart Inc. (NYSE: WMT) announces third-quarter results with strong growth in revenue and operating income. Globally, eCommerce grew 27% with penetration up across all segments. Walmart U.S. comp sales up 5.3%[2] with positive growth in general merchandise. Looking ahead, the Company raises its guidance for FY25 with net sales expected to grow 4.8% to 5.1% and adjusted operating income to grow 8.5% to 9.25% in constant currency (“cc”)[1].

“

We had a strong quarter, continuing our momentum. Our associates are working hard to save people time and money and to transform our business. In the U.S., in-store volumes grew, pickup from store grew faster, and delivery from store grew even faster than that. Our teams are executing and delighting our customers and members with the value and convenience they expect from Walmart.”

Doug McMillon
President and CEO, Walmart

Third-Quarter Highlights

•Consolidated revenue of $169.6 billion, up 5.5%, or 6.2% (cc)[1]
•Consolidated gross margin rate up 21 bps, led by Walmart U.S.
•Consolidated operating income up $0.5 billion, or 8.2% , up 9.8% (cc)[1] due to higher gross margins and growth in membership income; also benefited from reduced losses in eCommerce
•ROA at 7.8%; ROI at 15.1%[1], up 100 bps
•Global eCommerce sales grew 27%, led by store-fulfilled pickup & delivery and marketplace
•Global advertising business[3] grew 28%, including 26% for Walmart Connect in the U.S.
•Adjusted EPS[1] of $0.58 excludes the effect, net of tax, from a net loss of $0.01 on equity and other investments
•Global inventory down 1.0%, including a decrease of 0.6% for Walmart U.S.; in-stock levels healthy

[1] See additional information at the end of the release regarding non-GAAP financial measures.
[2] Comp sales for the 13-week period ended October 25th, 2024 compared to the 13-week period ended October 27th, 2023, and excludes fuel. See Supplemental Financial Information for additional information.
[3] Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
“cc” - constant currency

Key Financial Metrics Dollars in billions, except per share data. Dollar and percentage changes may not recalculate due to rounding. Charts may not be to scale.

Total revenues

+5.5%
$160.8
$169.6
FY'24 Q3
FY'25 Q3

Gross profit rate

+21 bps
24.0%
24.2%
FY'24 Q3
FY'25 Q3

Operating income

+8.2%
$6.2
$6.7
FY'24 Q3
FY'25 Q3

Earnings per share (EPS)[1]

+850%
$0.06
$0.57
+13.7%
$0.51
$0.58
FY'24 Q3
FY'25 Q3
Reported
FY'24 Q3
FY'25 Q3
Adjusted[2]

Balance Sheet and Liquidity

•Cash and cash equivalents of $10.0 billion
•Total debt of $47.3 billion[3]
•Operating cash flow of $22.9 billion, an increase of $3.9 billion year-to-date
•Free cash flow of $6.2 billion[2], an increase of $1.9 billion year-to-date
•Repurchased 46.0 million shares[4] year-to-date, or $3.0 billion
•Inventory of $63.3 billion, a decrease of $0.6 billion, or 1.0%
[1]Comparison period per-share amounts have been retroactively adjusted to reflect the February 23, 2024 stock split.
[2]See additional information at the end of this release regarding non-GAAP financial measures.
[3]Debt includes short-term borrowings, long-term debt due within one year, finance lease obligations due within one year, long-term debt and long-term finance lease obligations.
[4]$13.5 billion remaining of $20 billion authorization approved in November 2022.

Business Highlights and Strategic Initiatives Dollars in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.

Walmart U.S.	FY’25Q3	FY’24Q3	Change
Net sales	$114.9	$109.4	$5.5	5.0%
Comp sales (ex. fuel)[2]	5.3%	4.9%	NP	NP
Transactions	3.1%	3.4%	NP	NP
Average Ticket	2.1%	1.5%	NP	NP
eCommerce contribution to comp	~290 bps	~300 bps	NP	NP
Operating income	$5.4	$5.0	$0.5	9.1%

Walmart U.S.
•Sales reflect broad-based strength across merchandise categories and physical and digital channels
•Strong transaction counts and unit volumes; share gains primarily from upper-income households
•E-commerce sales up 22%, led by store-fulfilled pickup & delivery, advertising and marketplace
•Walmart Connect grew 26%; marketplace sellers driving growth in advertiser counts
•Gross profit rate increased 42 bps; membership income up double-digits; operating expense deleveraged 33 bps
•Operating income up 9.1% with expansion of gross margin and membership income as well as lower losses in eCommerce, aided by improved business mix
•Inventory declined 0.6% while maintaining healthy in-stock levels

Walmart International	FY’25Q3	FY’24Q3	Change
Net sales	$30.3	$28.0	$2.3	8.0%
Net sales (cc)[1]	$31.5	$28.0	$3.5	12.4%
Operating income	$1.2	$1.1	$0.1	7.8%
Operating income (cc)[1]	$1.3	$1.1	$0.2	16.7%

Walmart International
•Growth in net sales (cc)1 led by Flipkart, Walmex, and China; transaction counts & unit volumes up across markets
•Sales reflects growth in general merchandise and food & consumables
•Timing of Flipkart’s The Big Billion Days (“BBD”) event benefited growth in Q3 and will impact growth in Q4
•E-commerce sales up 43%, led by marketplace and store-fulfilled pickup & delivery; penetration up across markets
•Advertising business3 grew 50%, led by Flipkart
•Growth in eCommerce sales and advertising business for 2H expected to be similar to 1H
•Operating income (cc)1 grew across markets; benefited from lower losses in eCommerce

1 See additional information at the end of this release regarding non-GAAP financial measures.
2 Comp sales for the 13-week period ended October 25th, 2024 compared to the 13-week period ended October 27th, 2023, and excludes fuel. See Supplemental Financial Information for additional information.
3 Our global advertising business is recorded in either net sales or as a reduction to cost of sales, depending on the nature of the advertising arrangement.
NP - Not provided
cc - constant currency

Sam’s Club U.S.	FY’25Q3	FY’24Q3	Change
Net sales	$22.9	$22.0	$0.9	3.9%
Net sales (ex. fuel)	$20.3	$18.9	$1.4	7.2%
Comp sales (ex. fuel)[1]	7.0%	3.8%	NP	NP
Transactions	6.4%	4.0%	NP	NP
Average Ticket	0.5%	-0.2%	NP	NP
eCommerce contribution to comp	~290 bps	~170 bps	NP	NP
Operating income	$0.6	$0.6	$0.0	6.9%

Sam’s Club U.S.
•Strong sales growth across club and digital channels, led by food and health & wellness categories
•Comp growth primarily driven by transaction counts and unit volumes
•Share gains in grocery and general merchandise categories, including apparel and consumer electronics
•E-commerce sales up 26%, led by club-fulfilled pickup and delivery
•Strong growth in membership income, up 15%
•Gross profit rate increased 47 bps; operating expense deleveraged 63 bps
•Associate wage investments announced Sep 17 and effective Nov 2 will impact Q4 operating income growth

1 Comp sales for the 13-week period ended October 25th, 2024 compared to the 13-week period ended October 27th, 2023, and excludes fuel. See Supplemental Financial Information for additional information.
NP - Not provided

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Guidance

The following guidance reflects the Company’s expectations for fiscal year 2025 and is provided on a non-GAAP basis as the Company cannot predict certain elements that are included in reported GAAP results, such as the changes in fair value of the Company’s equity and other investments. Growth rates reflect an adjusted basis for prior year results.

Fiscal Year 2025

The Company’s fiscal year guidance is based on the following FY24 figures: Net sales: $642.6 billion, adjusted operating income[1]: $27.1 billion, and adjusted EPS[1]: $2.22. The Company’s full year guidance assumes a generally stable consumer and continued pressure from its mix of products and formats globally.

Consolidated Metric	FY 2025 as of Nov. 19, 2024	FY 2025 as of Aug. 15, 2024	FY 2025 as of Feb. 20, 2024
Net sales (cc)	Increase 4.8% to 5.1%	Increase 3.75% to 4.75%	Increase 3.0% to 4.0%
Adj. operating income (cc)	Increase 8.5% to 9.25%	Increase 6.5% to 8.0%	Increase 4.0% to 6.0%
Interest, net	Approximately flat to last year	Increase approximately $100M	Increase approximately $100M to $200M
Effective tax rate	Approximately 24.5%	Lower-end of original guidance	Approximately 25.0% to 26.0%
Non-controlling interest	Unchanged from original guidance	Unchanged from original guidance	Relatively flat
Adjusted EPS	$2.42 to $2.47	$2.35 to $2.43	$2.23 to $2.37
Capital expenditures	Unchanged from original guidance	Unchanged from original guidance	Approximately 3.0% to 3.5% of net sales

[1] For relevant reconciliations, see Q4 FY24 earnings release furnished on Form 8-K on February 20, 2024. Per share amounts have been retroactively adjusted to reflect the February 23, 2024 stock split.
cc - constant currency

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About Walmart
Walmart Inc. (NYSE: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better - anytime and anywhere - in stores, online, and through their mobile devices. Each week, approximately 255 million customers and members visit more than 10,500 stores and numerous eCommerce websites in 19 countries. With fiscal year 2024 revenue of $648 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.

Investor Relations contact: Steph Wissink – ir@walmart.com
Media Relations contact: Molly Blakeman – (800) 331-0085

Forward-Looking Statements

This release and related management commentary contains statements or may include or may incorporate by reference Walmart management’s guidance regarding adjusted earnings per share, consolidated net sales, consolidated operating income and consolidated adjusted operating income, consolidated operating expense, net interest expenses, non-controlling interest, capital expenditures, share repurchases, Walmart’s effective tax rate for the fiscal year ending January 31, 2025, and comparable sales, among other items. Walmart believes such statements may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Act") and are intended to enjoy the protection of the safe harbor for forward-looking statements provided by the Act as well as protections afforded by other federal securities laws. Assumptions on which such forward-looking statements are based are also forward-looking statements. Such forward-looking statements are not statements of historical facts, but instead express our estimates or expectations for our consolidated, or one of our segment's or business’, economic performance or results of operations for future periods or as of future dates or events or developments that may occur in the future or discuss our plans, objectives or goals. Our actual results may differ materially from those expressed in or implied by any of these forward-looking statements as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: capital markets and business conditions; trends and events around the world and in the markets in which we operate; currency exchange rate fluctuations, changes in market interest rates and market levels of wages; changes in the size of various markets, including eCommerce markets; unemployment levels; inflation or deflation, generally and in particular product categories; consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; the effectiveness of the implementation and operation of our strategies, plans, programs and initiatives; unexpected changes in our objectives and plans; the impact of acquisitions, investments, divestitures and other strategic decisions; our ability to successfully integrate acquired businesses; changes in the trading prices or fair value of certain equity investments we hold; initiatives of competitors, competitors' entry into and expansion in our markets, and competitive pressures; customer traffic and average transactions in our stores and clubs and on our eCommerce websites; the mix of merchandise we sell, the cost of goods we sell and the shrinkage we experience; our gross profit margins; the financial performance of Walmart and each of its segments, including the amounts of our cash flow during various periods; the amount of our net sales and operating expenses denominated in the U.S. dollar and various foreign currencies; commodity prices and the price of gasoline and diesel fuel; challenges with our supply chain, including disruptions and issues relating to inventory management; disruptions in seasonal buying patterns; the availability of goods from suppliers and the cost of goods acquired from suppliers; our ability to respond to changing trends in consumer shopping habits; consumer acceptance of and response to our stores, clubs, eCommerce platforms, programs, merchandise offerings and delivery methods; cyber security events affecting us and related costs and impact to the business; developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which we are a party or are subject, and the liabilities, obligations and expenses, if any, that we may incur in connection therewith; casualty and accident related costs and insurance costs; the turnover in our workforce and labor costs, including healthcare and other benefit costs; our effective tax rate and the factors affecting our effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; changes in existing tax, labor and other laws and regulations and changes in tax rates including the enactment of laws and the adoption and interpretation of administrative rules and regulations; the imposition of new taxes on imports, new tariffs and changes in existing tariff rates; the imposition of new trade restrictions and changes in existing trade restrictions; adoption or creation of new, and modification of existing, governmental policies, programs, initiatives and actions in the markets in which Walmart operates and elsewhere and actions with respect to such policies, programs and initiatives; changes in accounting estimates or judgments; the level of public assistance payments; natural disasters, changes in climate, geopolitical events, global health epidemics or pandemics and catastrophic events; and changes in generally accepted accounting principles in the United States.

Our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC discuss other risks and factors that could cause actual results to differ materially from those expressed or implied by any forward-looking statement in the release and related management commentary. We urge you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected in or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on our operations or financial performance. The forward-looking statements made today are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Walmart Inc. Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	October 31,			October 31,
(Amounts in millions, except per share data)	2024	2023	Percent Change	2024	2023	Percent Change
Revenues:
Net sales	$168,003	$159,439	5.4%	$495,708	$470,723	5.3%
Membership and other income	1,585	1,365	16.1%	4,723	4,014	17.7%
Total revenues	169,588	160,804	5.5%	500,431	474,737	5.4%
Costs and expenses:
Cost of sales	127,340	121,183	5.1%	375,581	358,317	4.8%
Operating, selling, general and administrative expenses	35,540	33,419	6.3%	103,361	96,662	6.9%
Operating income	6,708	6,202	8.2%	21,489	19,758	8.8%
Interest:
Debt	496	572	(13.3)%	1,650	1,683	(2.0)%
Finance lease obligations	122	110	10.9%	361	305	18.4%
Interest income	(140)	(145)	(3.4)%	(368)	(400)	(8.0)%
Interest, net	478	537	(11.0)%	1,643	1,588	3.5%
Other (gains) and losses	132	4,750	(97.2)%	500	3,840	(87.0)%
Income before income taxes	6,098	915	566.4%	19,346	14,330	35.0%
Provision for income taxes	1,384	272	408.8%	4,614	3,738	23.4%
Consolidated net income	4,714	643	633.1%	14,732	10,592	39.1%
Consolidated net income attributable to noncontrolling interest	(137)	(190)	(27.9)%	(550)	(575)	(4.3)%
Consolidated net income attributable to Walmart	$4,577	$453	910.4%	$14,182	$10,017	41.6%

Net income per common share:
Basic net income per common share attributable to Walmart	$0.57	$0.06	850.0%	$1.76	$1.24	41.9%
Diluted net income per common share attributable to Walmart	$0.57	$0.06	850.0%	$1.75	$1.24	41.1%

Weighted-average common shares outstanding:
Basic	8,038	8,078		8,044	8,080
Diluted	8,082	8,110		8,082	8,110

Dividends declared per common share	$—	$—		$0.83	$0.76

Walmart Inc. Condensed Consolidated Balance Sheets (Unaudited)

	October 31,	January 31,	October 31,
(Amounts in millions)	2024	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$10,049	$9,867	$12,154
Receivables, net	10,039	8,796	8,625
Inventories	63,302	54,892	63,951
Prepaid expenses and other	3,548	3,322	3,661
Total current assets	86,938	76,877	88,391

Property and equipment, net	116,598	110,810	107,471
Operating lease right-of-use assets	13,701	13,673	13,547
Finance lease right-of-use assets, net	6,227	5,855	5,806
Goodwill	27,942	28,113	28,015
Other long-term assets	11,993	17,071	15,944
Total assets	$263,399	$252,399	$259,174

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST, AND EQUITY
Current liabilities:
Short-term borrowings	$3,579	$878	$9,942
Accounts payable	62,863	56,812	61,049
Dividends payable	1,674	—	1,533
Accrued liabilities	28,117	28,759	26,132
Accrued income taxes	783	307	606
Long-term debt due within one year	3,246	3,447	2,806
Operating lease obligations due within one year	1,507	1,487	1,474
Finance lease obligations due within one year	789	725	688
Total current liabilities	102,558	92,415	104,230

Long-term debt	33,645	36,132	36,342
Long-term operating lease obligations	12,927	12,943	12,817
Long-term finance lease obligations	6,056	5,709	5,670
Deferred income taxes and other	13,748	14,629	14,304

Commitments and contingencies

Redeemable noncontrolling interest	189	222	228

Equity:
Common stock	803	805	808
Capital in excess of par value	5,395	4,544	4,390
Retained earnings	94,435	89,814	85,831
Accumulated other comprehensive loss	(12,525)	(11,302)	(11,573)
Total Walmart shareholders’ equity	88,108	83,861	79,456
Nonredeemable noncontrolling interest	6,168	6,488	6,127
Total equity	94,276	90,349	85,583
Total liabilities, redeemable noncontrolling interest, and equity	$263,399	$252,399	$259,174

Walmart Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	October 31,
(Amounts in millions)	2024	2023
Cash flows from operating activities:
Consolidated net income	$14,732	$10,592
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	9,599	8,736
Investment (gains) and losses, net	654	4,028
Deferred income taxes	(245)	(669)
Other operating activities	1,685	1,412
Changes in certain assets and liabilities, net of effects of acquisitions and dispositions:
Receivables, net	(1,395)	(671)
Inventories	(9,200)	(7,321)
Accounts payable	7,406	7,346
Accrued liabilities	(807)	(4,295)
Accrued income taxes	489	(144)
Net cash provided by operating activities	22,918	19,014

Cash flows from investing activities:
Payments for property and equipment	(16,696)	(14,674)
Proceeds from the disposal of property and equipment	358	163
Proceeds from disposal of certain operations	3	135
Proceeds from disposal of certain strategic investments	3,813	—
Other investing activities	(139)	(998)
Net cash used in investing activities	(12,661)	(15,374)

Cash flows from financing activities:
Net change in short-term borrowings	2,680	9,583
Proceeds from issuance of long-term debt	—	4,967
Repayments of long-term debt	(2,817)	(4,213)
Dividends paid	(5,004)	(4,606)
Purchase of Company stock	(3,049)	(1,282)
Dividends paid to noncontrolling interest	(17)	(218)
Sale of subsidiary stock	35	707
Purchase of noncontrolling interest	—	(3,462)
Other financing activities	(1,501)	(1,655)
Net cash used in financing activities	(9,673)	(179)

Effect of exchange rates on cash, cash equivalents and restricted cash	(351)	(7)

Net increase in cash, cash equivalents and restricted cash	233	3,454
Cash, cash equivalents and restricted cash at beginning of year	9,935	8,841
Cash, cash equivalents and restricted cash at end of period	$10,168	$12,295

Walmart Inc. Supplemental Financial Information (Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	October 31,			October 31,
(dollars in millions)	2024	2023	Percent Change	2024	2023	Percent Change
Walmart U.S.	$114,875	$109,419	5.0%	$5,435	$4,981	9.1%
Walmart International	30,277	28,022	8.0%	1,204	1,117	7.8%
Sam’s Club	22,851	21,998	3.9%	634	593	6.9%
Corporate and support	—	—	—	(565)	(489)	15.5%
Consolidated	$168,003	$159,439	5.4%	$6,708	$6,202	8.2%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	10/25/2024	10/27/2023	10/25/2024	10/27/2023	10/25/2024	10/27/2023
Walmart U.S.	5.1%	5.0%	5.3%	4.9%	-0.2%	0.1%
Sam’s Club	3.7%	3.3%	7.0%	3.8%	-3.3%	-0.5%
Total U.S.	4.8%	4.7%	5.5%	4.7%	-0.7%	0.0%
Comparable sales is a metric that indicates the performance of our existing stores and clubs by measuring the change in sales for such stores and clubs, and it is important to review in conjunction with the company’s financial results reported in accordance with GAAP. Walmart's definition of comparable sales includes sales from stores and clubs open for the previous 12 months, including remodels, relocations, expansions and conversions, as well as eCommerce sales. Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc. Reconciliations of and Other Information Regarding Non-GAAP Financial Measures (Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and nine months ended October 31, 2024.

	Three Months Ended October 31, 2024				Nine Months Ended October 31, 2024
	Walmart International		Consolidated		Walmart International		Consolidated
(Dollars in millions)	2024	Percent Change[1]	2024	Percent Change[1]	2024	Percent Change[1]	2024	Percent Change[1]
Total revenues:
As reported	$30,644	8.0%	$169,588	5.5%	$90,799	9.0%	$500,431	5.4%
Currency exchange rate fluctuations	1,229	N/A	1,229	N/A	1,166	N/A	1,166	N/A
Total revenues (cc)	$31,873	12.4%	$170,817	6.2%	$91,965	10.4%	$501,597	5.7%

Net sales:
As reported	$30,277	8.0%	$168,003	5.4%	$89,677	9.1%	$495,708	5.3%
Currency exchange rate fluctuations	1,217	N/A	1,217	N/A	1,149	N/A	1,149	N/A
Net sales (cc)	$31,494	12.4%	$169,220	6.1%	$90,826	10.5%	$496,857	5.6%

Operating income:
As reported	$1,204	7.8%	$6,708	8.2%	$4,097	18.0%	$21,489	8.8%
Currency exchange rate fluctuations	99	N/A	99	N/A	64	N/A	64	N/A
Operating income (cc)	$1,303	16.7%	$6,807	9.8%	$4,161	19.9%	$21,553	9.1%
1 Change versus prior year comparable period reported results.
N/A - Not applicable

Adjusted operating income
Adjusted operating income is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain charges included in operating income calculated in accordance with GAAP. Management believes that adjusted operating income is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, adjusted operating income affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance as compared with that of the prior year.
When we refer to adjusted operating income in constant currency, this means adjusted operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart’s underlying performance without the effects of currency exchange rate fluctuations. The table below reflect the calculation of adjusted operating income and adjusted operating income in constant currency for the nine months ended October 31, 2024.

	Nine Months Ended October 31,
	Consolidated
(Dollars in millions)	2024	2023
Operating income:
Operating income, as reported	$21,489	$19,758
Business reorganization charges[2]	255	—
Incremental opioid settlement expense[1]	—	93
Adjusted operating income	$21,744	$19,851
Percent change[3]	9.5%	NP
Currency exchange rate fluctuations	64	—
Adjusted operating income, constant currency	$21,808	$19,851
Percent change[3]	9.9%	NP
1Incremental opioid settlement expense recorded in Corporate and support.
2Business reorganization charges primarily relate to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.
3Change versus prior year comparable period.
NP - Not provided

Free cash flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. Net cash provided by operating activities was $22.9 billion for the nine months ended October 31, 2024, which represents an increase of $3.9 billion when compared to the same period in the prior year. The increase was primarily due to an increase in cash provided by operating income and lapping the payment of accrued opioid legal charges in the prior year comparable period, partially offset by increased inventory purchases. Free cash flow for the nine months ended October 31, 2024 was $6.2 billion, which represents an increase of $1.9 billion when compared to the same period in the prior year. The increase in free cash flow was due to the increase in net cash provided by operating activities described above, partially offset by an increase of $2.0 billion in capital expenditures to support our investment strategy.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the Company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by Walmart’s management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Nine Months Ended
	October 31,
(Dollars in millions)	2024	2023
Net cash provided by operating activities	$22,918	$19,014
Payments for property and equipment (capital expenditures)	(16,696)	(14,674)
Free cash flow	$6,222	$4,340

Net cash used in investing activities[1]	$(12,661)	$(15,374)
Net cash used in financing activities	(9,673)	(179)
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC’s rules because it excludes certain amounts included in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance with that of the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart’s core earnings performance and the ability to make a more informed assessment of such core earnings performance with that of the prior year.
We adjust for the unrealized and realized gains and losses on our equity and other investments each quarter because although the investments are strategic decisions for our retail operations, management’s measurement of each strategy is primarily focused on the operational results rather than the fair value of such investments. Additionally, management does not forecast changes in the fair value of its equity and other investments. Accordingly, management adjusts EPS each quarter for the unrealized and realized gains and losses related to those investments.
Tax impacts are calculated based on the nature of the item, including any realizable deductions, and statutory rates in effect for relevant jurisdictions. NCI impacts are based on the ownership percentages of our noncontrolling interests, where applicable.
We have calculated Adjusted EPS for the three and nine months ended October 31, 2024 by adjusting EPS for the following:
1.unrealized and realized gains and losses on our equity and other investments; and
2.business reorganization charges, primarily related to expenses incurred in connection with strategic decisions made in the Walmart U.S. segment, as well as incremental business reorganization expenses recorded in Corporate and support.

	Three Months Ended October 31, 2024[1]
Diluted earnings per share:
Reported EPS				$0.57

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.02	$(0.01)	$—	$0.01

Adjusted EPS				$0.58

	Nine Months Ended October 31, 2024[1]
Diluted earnings per share:
Reported EPS				$1.75

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.08	$(0.01)	$—	$0.07
Business reorganization charges	0.03	(0.01)	—	0.02
Net adjustments				$0.09

Adjusted EPS				$1.84
1 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding. Additionally, the individual components in the tables above may include immaterial rounding.
2 The reported effective tax rate was 22.7% and 23.8% for the three and nine months ended October 31, 2024, respectively. Adjusted for the above items, the effective tax rate was 23.0% and 23.8% for the three and nine months ended October 31, 2024.

As previously disclosed in our third quarter ended October 31, 2023 press release, we have calculated Adjusted EPS for the three and nine months ended October 31, 2023 by adjusting EPS for the following: (1) unrealized and realized gains and losses on the company’s equity and other investments; and (2) incremental opioid settlement expense.

	Three Months Ended October 31, 2023[1]
Diluted earnings per share:
Reported EPS				$0.06

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.59	$(0.14)	$—	$0.45

Adjusted EPS				$0.51

	Nine Months Ended October 31, 2023[1,3]
Diluted earnings per share:
Reported EPS				$1.24

Adjustments:	Pre-Tax Impact	Tax Impact[2]	NCI Impact	Net Impact
Unrealized and realized (gains) and losses on equity and other investments	$0.48	$(0.11)	$—	$0.37
Incremental opioid settlement expense	0.01	—	—	0.01
Net adjustments				$0.38

Adjusted EPS				$1.62
1 Individual components in the accompanying table may include immaterial rounding, including per-share amounts retroactively adjusted to reflect the February 23, 2024 stock split.
2 The reported effective tax rate was 29.7% and 26.1% for the three and nine months ended October 31, 2023, respectively. Adjusted for the above items, the effective tax rate was 24.1% and 25.5% for the three and nine months ended October 31, 2023.
3 Quarterly adjustments or adjusted EPS may not sum to YTD adjustments or YTD adjusted EPS due to rounding.

Return on investment
We include return on assets ("ROA") and return on investment (“ROI”) as metrics to assess our return on capital. ROA is the most directly comparable measure based on our financial statements presented in accordance with GAAP, while ROI is considered a non-GAAP financial measure. Management believes ROI is a meaningful metric to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts.
Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in ROA, the most directly comparable GAAP financial measure. ROA is consolidated net income for the period divided by average total assets for the period. We define ROI as operating income plus interest income, depreciation and amortization, and rent expense for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and amortization, less average accounts payable and average accrued liabilities for that period. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI.
ROA was 7.8 percent and 6.5 percent for the trailing twelve months ended October 31, 2024 and 2023, respectively. The increase in ROA was primarily due to an increase in consolidated net income during the trailing 12 month period, as a result of higher operating income. ROI was 15.1 percent and 14.1 percent for the trailing 12 months ended October 31, 2024 and 2023, respectively. The increase in ROI was the result of an increase in operating income, primarily due to improvements in business performance as well as lapping business reorganization and restructuring charges incurred in the comparative trailing 12 months, partially offset by an increase in average invested capital primarily due to higher purchases of property and equipment.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

CALCULATION OF RETURN ON ASSETS

		Trailing Twelve Months Ended
		October 31,
(Dollars in millions)		2024	2023
Numerator
Consolidated net income		$20,410	$16,401
Denominator
Average total assets[1]		261,287	253,415
Return on assets (ROA)		7.8%	6.5%

CALCULATION OF RETURN ON INVESTMENT

		Trailing Twelve Months Ended
		October 31,
(Dollars in millions)		2024	2023
Numerator
Operating income		$28,743	$25,319
+ Interest income		513	504
+ Depreciation and amortization		12,715	11,547
+ Rent		2,329	2,286
ROI operating income		$44,300	$39,656

Denominator
Average total assets[1]		$261,287	$253,415
'+ Average accumulated depreciation and amortization[1]		120,464	112,875
'- Average accounts payable[1]		61,956	59,156
'- Average accrued liabilities[1]		27,125	26,788
Average invested capital		$292,670	$280,346
Return on investment (ROI)		15.1%	14.1%

	October 31,
Certain Balance Sheet Data	2024	2023	2022
Total assets	$263,399	$259,174	$247,656
Accumulated depreciation and amortization	122,806	118,122	107,628
Accounts payable	62,863	61,049	57,263
Accrued liabilities	28,117	26,132	27,443
1 The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.